AMENDMENT TO ASSET PURCHASE AGREEMENT
THIS AGREEMENT EXECUTED by the parties hereto as of the 11th day of May, 2022.
BETWEEN:
SYNCHRONOSS TECHNOLOGIES, INC, a Delaware corporation, and SYNCHRONOSS SOFTWARE IRELAND LIMITED, an Irish private corporation

(together, “Seller”)

AND:

    IQMETRIX GLOBAL LTD., a Saskatchewan corporation
(“Purchaser”)

WHEREAS Seller and Purchaser entered into an asset purchase agreement dated as of March 7, 2022 (the “Asset Purchase Agreement”) providing for the sale and purchase of certain Acquired Assets, on the terms and subject to the conditions of such Asset Purchase Agreement;
AND WHEREAS the parties hereto wish to enter into this Amendment Agreement to agree to and effect amendments to certain provisions of the Asset Purchase Agreement;

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

Article 1 – INTERPRETATION
1.1All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.
1.2This Amendment Agreement amends and supplements the Asset Purchase Agreement, and the Asset Purchase Agreement and this Amendment Agreement shall hereafter be read together and shall have effect, so far as practicable, as if all the provisions of the Asset Purchase Agreement and this Amendment Agreement were contained in one instrument.
Article 2 – AMENDMENTS
2.1         Amendment to Section I.1:
The Asset Purchase Agreement is hereby amended by deleting Section I.1(b) in its entirety, and substituting in place thereof the following:

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“(b) The consideration to be paid by Purchaser to Seller to acquire the Acquired Assets (the “Consideration”) shall consist of (i) (A) $7,500,000 (the “Closing Date Payment”) to be delivered on the Closing Date by wire transfer to a bank account identified by the Seller, plus (B) $500,000 (the “Escrow Holdback”) to be delivered to the Escrow Agent, by wire transfer to a bank account identified by the Escrow Agent, to be dealt with in accordance with the provisions of the Escrow Agreement, plus (C) $1,000,000 (the “Deferred Payment”) twelve months from the Closing Date and (D) up to $5,000,000 for Earn-out payments (the “Earn-out”, and, together with the Closing Date Payment and the Escrow Holdback, the “Purchase Price”) payable to Seller pursuant to Section 2.04, and (ii) the assumption of the Assumed Liabilities.”
2.2     Amendment to Section II.4:
The Asset Purchase Agreement is hereby amended by deleting Section II.4(a) in its entirety and substituting in place thereof the following:

“(a)The payment by Purchase to Sellers of the $5 million balance of the Purchase Price comprising the Earn-out will be subject to Purchaser achieving the earn-out payment thresholds set forth in Schedule 2.04, and will be payable at the times set out in this Section 2.04.”

2.3 Amendment to Section V.3(a):
The Asset Purchase Agreement is hereby amended by deleting Section V.3(a) in its entirety and substituting in place thereof the following:

“(a)Purchaser (or one or more Affiliates of Purchaser), with Seller’s consent, will make at-will employment offers in accordance with the provisions herein, effective within 180 days of Closing Date, to no less than ninety percent (90%) of the SNCR Employees listed in Schedule 3.16(a). Those SNCR Employees who accept such offers of employment and proceed to work for Purchaser or an Affiliate of Purchaser thereafter following the Closing are collectively referred to herein as the “Transferred Employees.” In the period between the Closing Date and the date Purchaser offers employment to the Transferred Employees, Purchaser shall be responsible for and shall reimburse Seller for the salaries and benefits costs for such Transferred Employees, with such amounts being due and payable at the times and in the manner provided for in the Transition Services Agreement. Purchaser shall be liable for any claims arising from or relating to such Transferred Employees, including, but not limited to, any claims for workers compensation, for the period between the Closing Date and the date on which Purchaser offers employment to the Transferred Employees. If Purchaser fails to offer employment to at least ninety percent (90%) of SNCR Employees listed on Schedule 3.16(a), Purchaser shall pay to Seller any and all costs incurred by Seller relating to Purchaser’s failure to retain such SNCR Employees, including but not limited to severance obligations, legal fees and outplacement service costs. Seller agrees that Seller will, and will cause the DXP Affiliates to, cooperate with reasonable wishes of Purchaser regarding provision of notice of
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termination to any SNCR Employees listed on Schedule 3.16(a) to which Purchaser or an Affiliate of Purchaser does not offer employment to and which Seller determines will be terminated. Seller shall not be responsible for recruiting or hiring to replace any SNCR Employee that voluntarily resigns employment subsequent to the signing of this Agreement and, from and after Closing, subject to the terms of the Transition Services Agreement, shall have no liability to Purchaser for any claim arising out of, relating to or resulting from the resignation of any SNCR Employee. For the avoidance of doubt, Seller makes no representation to Purchaser that Purchaser will be operate the Business substantially as it is operated by Seller with less than 100% of the SNCR Employees. Nothing herein shall confer upon any SNCR Employee any right to be employed by Purchaser or any of its Affiliates, or any right of any Transferred Employee to be employed by Purchaser or any Affiliate of Purchaser for any specified period of time following the Closing Date, or in any way limit the right of Purchaser or any of its Affiliates to terminate the employment of any Transferred Employee at any time following the Closing Date for any reason (or no reason).”

2.4 Amendment to Article V:
The Asset Purchase Agreement is hereby amended by, immediately following section V. 12, adding the following Section V.13 in its entirety:

“V.13   Closing Payment.  Seller will, within 48 hours of Closing, make the payments to the recipients set forth on Schedule V.13 to the Amendment to Asset Purchase Agreement executed by Seller and iQmetrix Global Ltd. as of May [ ]. 2022.”

2.5 Amendment to Section X.0:
The Asset Purchase Agreement is hereby amended by deleting Section X.0 in its entirety and substituting in place thereof the following:

“X.0. Assignment. Except as otherwise provided herein, this Agreement and the rights and obligations hereunder shall not be assignable by Purchaser or Seller without the prior written consent of the other party.”

Article 3 – REAFFIRMATION OF OBLIGATIONS
3.1 Seller and Purchaser:
(a)reaffirm their obligations under the Asset Purchase Agreement; and
(b)confirm that their obligations remain in full force and effect with respect to the Asset Purchase Agreement;
in each case after giving effect to the amendments provided for herein.

Article 4 – NO OTHER AMENDMENT
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4.1 Except to the limited extent set forth herein no amendment, or waiver of any term, condition, covenant, agreement or any other aspect of the Asset Purchase Agreement is intended or implied.
Article 5 MISCELLANEOUS
5.1 This Amendment Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles. This Amendment Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
IN WITNESS WHEREOF the parties have executed this Amendment Agreement as of the date first above written.

SYNCHRONOSS TECHNOLOGIES INC.
Per:	/s/ Taylor Greenwald
Name: Taylor Greenwald
Title: Chief Financial Officer
SYNCHRONOSS SOFTWARE IRELAND LIMITED
Per:	/s/ Finbarr Twohig
Name: Finbarr Twohig
Title: Director
IQMETRIX GLOBAL LTD.
Per:	/s/ Greg Krywulak
Name: Greg Krywulak
Title: Director

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